Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements Form S-3 No. 333-180597, Form S-8 No. 333-132175, Form S-8 No. 333-179101, Form S-3 No. 333-191702, and Form S-3 No. 333-199754 of our reports dated December 22, 2017,  relating to the consolidated financial statements and financial statement schedule of Calavo Growers, Inc. and subsidiaries (the Company), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Calavo Growers, Inc. for the year ended October 31, 2017.

/s/ Deloitte & Touche LLP

Costa Mesa, California

December 22, 2017